Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER AND FULL

YEAR 2013 RESULTS

Snowfall Drives Record 2013 Fourth Quarter Revenue;

Full Year Adjusted Diluted EPS Increased 108%

Highlights:

•                  Fourth Quarter 2013 net sales increased 159% compared to a year ago to a record $73.0 million

•                  Fourth quarter 2013 Diluted EPS increased $0.43 year-over-year

•                  Full year 2013 net sales increased 39% compared to 2012, to $194.3 million

•                  Full year 2013 Adjusted EBITDA increased 50% compared to 2012, to $44.6 million

•                  Board approves and declares Q1 2014 quarterly dividend increase of 2.35% to $0.2175 per share

March 10, 2014 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter Results

In the fourth quarter of 2013, net sales were $73.0 million, representing a 158.9% increase from the corresponding period in 2012. The increase in sales during the quarter reflects increased demand related to higher than average snowfall levels across core markets compared to the fourth quarter of 2012, which saw lower than average snowfall and additional sales of products related to the business of TrynEx, Inc., which the Company acquired in May of 2013.

James L. Janik, President and Chief Executive Officer of the Company, commented, “Record fourth quarter sales signify a continued improvement in business conditions compared to last year, as snowfall levels were strong across core markets. Our financial results underscore the importance of our operational excellence and the competitive advantage of our manufacturing flexibility and supply chain, which enabled us to adapt efficiently to increased levels of demand and strengthen our relationships with our dealers.”

Fourth quarter gross margin as a percentage of sales was positively impacted by higher volume. Total gross margin as a percent of sales in the fourth quarter of 2013 increased 10.9 percentage points versus the same period in 2012 as a result of the operating leverage impact from the increase in revenues.

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Net income was $8.5 million, or $0.38 per diluted share based on weighted average shares of 22.1 million, in the fourth quarter of 2013 compared to a net loss of ($1.0) million, or ($0.05) per diluted share based on weighted average shares of 21.9 million, in the fourth quarter of 2012. Included in the 2013 results are $0.1 million of non-cash purchase accounting adjustments related to the TrynEx acquisition.

The Company reported Adjusted EBITDA of $19.8 million for the fourth quarter of 2013, compared to Adjusted EBITDA of $4.2 million for the fourth quarter of 2012.

Full Year Results

For the full year 2013, net sales were $194.3 million, representing a 38.8% increase from 2012. This increase was primarily driven by increased sales of both equipment units and parts and accessories, plus the addition of the TrynEx products. Sales of parts and accessories increased 78.5% year-over-year to $29.9 million for the full year 2013 from $16.7 million in 2012.   Sales of $12.9 million related to TrynEx products also contributed to the increase in sales revenue.

For the full year 2013, cost of sales increased 33.9% from $96.1 million in 2012 to $128.7 million in 2013. This increase was driven primarily by higher unit volume.

Net income was $11.6 million, or $0.51 per diluted share based on weighted average shares of 22.1 million shares, for the full year 2013 compared to net income of $6.0 million, or $0.26 per diluted share based on weighted average shares of 22.0 million shares, for the full year 2012. The full-year 2013 results include certain non-cash purchase accounting adjustments attributable to the acquisition of the TrynEx business in May 2013, which negatively impacted earnings per share in 2013 by ($0.20).  The adjustments of $4.5 million, net of tax, are primarily reflected in the increase in selling, general and administrative expenses of $12.0 million due to the $4.0 million in earn out compensation expenses recorded in conjunction with the acquisition. As previously disclosed, the TrynEx acquisition is expected to be accretive to earnings per share on a full-year basis in 2014 and free cash flow positive on a stand-alone basis in 2014.

The Company reported Adjusted EBITDA of $44.6 million for the full year 2013, a 49.9% increase compared to Adjusted EBITDA of $29.7 million for the full year 2012.

The effective tax rate for the full year 2013 was 38.8%.

Balance Sheet and Liquidity

For the full year 2013, the Company reported net cash provided by operating activities of $32.2 million compared to net cash provided by operating activities of $15.6 million in 2012, an increase of $16.6 million. This improvement was driven by an increase in net income adjusted for non-cash items of $13.8 million over 2012 and an increase in cash driven by changes in working capital.

Inventory was $28.0 million at the end of the fourth quarter of 2013, a decrease of $2.3 million.   Inventory excluding TrynEx products decreased $6.3 million compared to the end of the fourth quarter of 2012 as a result of higher sales volumes in 2013.  The decline in inventory was partially offset by the addition of $4.0 million of TrynEx product inventory at year end 2013.

Accounts receivable at the end of the fourth quarter of 2013 were $42.3 million, which includes $4.7 million for TrynEx products.  This compares to $25.4 million at the end of the fourth quarter of 2012.

After making a $13.7 million payment to reduce revolver debt incurred in connection with the TrynEx acquisition, the Company maintained cash on hand at December 31, 2013 of $19.9 million.

Dividend Policy

As previously reported, on December 10, 2013, the Company declared a quarterly cash dividend of $0.2125 per share on its common stock. The declared $0.2125 per share cash dividend was paid on December 31, 2013, to stockholders of record as of the close of business on December 23, 2013.

The Company also announced that beginning this year, the Company plans to review its dividend policy in conjunction with fourth quarter results when it can fully evaluate its liquidity towards the end of the snow season following the end of the year. Previously, the Company had reviewed its dividend policy during the third quarter. In conjunction with the shift in timing of the Company’s dividend policy review, its board of directors approved and declared a quarterly cash dividend increase of 2.35% to $0.2175 per share of the Company’s common stock. The declared $0.2175 per share cash dividend will be paid on March 31, 2014 to stockholders of record as of the close of business on March 21, 2014.

Mr. Janik noted, “The board’s decision to raise the dividend is the result of two factors.  First, the increase marks a shift in the timing of the review of our dividend policy to better assess our liquidity near the end of each snow season and determine how to best allocate capital to drive value for shareholders. Second, the increase reflects our on-going confidence in the Company’s financial strength and ability to generate strong cash flows.”

Outlook

Based on 2013 results, dealer sentiment and industry trends, the Company expects net sales for the full year 2014 to range from $200 million to $260 million and Adjusted EBITDA to range from $40 million to $70 million. Earnings per share are expected to range from $0.65 per share to $1.20 per share.

Mr. Janik explained, “Following the challenging market conditions we saw in 2012, the positive results for 2013 mark an important step in what we anticipate is a two year return to normal business conditions. As we progress further into 2014, we are encouraged by sustained strong snowfall levels across many of our core markets in the early part of our first quarter and positive non-snowfall indicators within our business such as significantly lower field inventory, strong retail re-order sales, improving dealer sentiment as well as continually improving light truck sales. We remain steadfast in our focus on enhancing margins and leveraging our industry leading product portfolio, which includes our record number of new product launches in 2013 and our TrynEx assets, to better serve the needs of our customers. We will continue to invest prudently in 2014 and beyond to drive future growth and profitability.”

Webcast Information

The Company will host an investor conference call on Tuesday, March 11, 2014 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company is also a leading manufacturer of turf and other commercial/industrial grounds control products. The Company sells its products under the WESTERN®, FISHER®, BLIZZARD®, SNOWEX®, TURFEX® and SWEEPEX® brands which are among the most established and recognized in the industry. Additional information is available at www.douglasdynamics.com

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income (loss);

•                  Adjusted earnings (loss) per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income (loss) and adjusted earnings (loss) per diluted share represent net income (loss) and earnings (loss) per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale. The Company believes that the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted share for the three and twelve months ended December 31, 2013 and December 31, 2012 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded item is not predictable or consistent, management does not consider it when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted for certain charges related to certain unrelated legal fees and consulting fees, impairment on assets held for sale, certain purchase accounting expenses and stock based compensation.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income (Loss) to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the TrynEx assets and unexpected costs or liabilities related to the acquisition of the TrynEx assets, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statement

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$19,864	$24,136
Accounts receivable, net	42,343	25,425
Inventories	27,977	30,292
Refundable income taxes paid	2,648	4,870
Deferred income taxes	4,223	3,710
Prepaid and other current assets	1,317	1,149
Total current assets	98,372	89,582

Property, plant, and equipment, net	24,866	19,887
Assets held for sale, net	1,085	1,732
Goodwill	113,132	107,222
Other intangible assets, net	123,422	116,548
Deferred financing costs, net	2,216	2,794
Other long-term assets	1,246	606
Total assets	$364,339	$338,371

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,709	$5,370
Accrued expenses and other current liabilities	14,418	10,329
Short-term borrowings	13,000	—
Current portion of long-term debt	971	971
Total current liabilities	36,098	16,670

Retiree health benefit obligation	4,654	6,541
Pension obligation	7,077	14,401
Deferred income taxes	45,046	33,805
Deferred compensation	658	756
Long-term debt, less current portion	110,023	110,995
Other long-term liabilities	5,462	1,471

Total shareholders’ equity	155,321	153,732
Total liabilities and shareholders’ equity	$364,339	$338,371

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(unaudited)		(unaudited)

Net sales	$72,997	$28,200	$194,320	$140,033
Cost of sales	45,595	20,683	128,670	96,070
Gross profit	27,402	7,517	65,650	43,963

Selling, general, and administrative expense	9,132	4,507	31,872	19,895
Intangibles amortization	1,483	1,298	5,625	5,199
Impairment of assets held for sale	—	—	647	—

Income from operations	16,787	1,712	27,506	18,869

Interest expense, net	(2,138)	(2,089)	(8,328)	(8,393)
Other expense, net	(44)	(42)	(161)	(320)
Income (loss) before taxes	14,605	(419)	19,017	10,156

Income tax expense	6,074	619	7,378	4,144

Net income (loss)	$8,531	$(1,038)	$11,639	$6,012
Less: Net income (loss) attributable to participating securities	134	(11)	179	69
Net income (loss) attributable to common shareholders	$8,397	$(1,027)	$11,460	$5,943

Weighted average number of common shares outstanding:
Basic	22,053,555	21,922,173	22,029,374	21,894,569
Diluted	22,080,750	21,922,173	22,067,174	21,964,311

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.38	$(0.05)	$0.52	$0.27
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.38	$(0.05)	$0.51	$0.26
Cash dividends declared and paid per share	$0.21	$0.21	$0.84	$0.82

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2013	December 31, 2012
	(unaudited)

Operating activities
Net income	$11,639	$6,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,693	8,018
Amortization of deferred financing costs & debt discount	758	955
Loss recognized on impairment of assets held for sale	647	—
Stock-based compensation	2,587	2,166
Provision for losses on accounts receivable	329	259
Deferred income taxes	10,728	8,090
Earnout Liability	3,951	—
Changes in operating assets and liabilities:
Accounts receivable	(16,643)	8,335
Inventories	6,445	(6,287)
Prepaid and other assets and refundable income taxes	1,717	(5,459)
Accounts payable	1,559	330
Accrued expenses and other current liabilities	2,885	(6,171)
Deferred compensation	(98)	(156)
Benefit obligations and other long-term liabilities	(2,949)	(473)
Net cash provided by operating activities	32,248	15,619

Investing activities
Capital expenditures	(2,775)	(1,446)
Proceeds from sale of equipment	—	80
Acquisition of Trynex	(26,734)	—
Net cash used in investing activities	(29,509)	(1,366)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(160)	—
Payments of financing costs	—	(168)
Dividends paid	(18,699)	(18,231)
Revolver borrowings	13,000	—
Repayment of long-term debt	(1,152)	(11,150)
Net cash used in financing activities	(7,011)	(29,549)
Change in cash and cash equivalents	(4,272)	(15,296)
Cash and cash equivalents at beginning of year	24,136	39,432
Cash and cash equivalents at end of year	$19,864	$24,136

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2013	2012	2013	2012

Net income (loss)	$8,531	$(1,038)	$11,639	$6,012

Interest expense - net	2,138	2,089	8,328	8,393
Income tax expense	6,074	619	7,378	4,144
Depreciation expense	810	722	3,068	2,819
Amortization	1,483	1,298	5,625	5,199
EBITDA	19,036	3,690	36,038	26,567

Stock based compensation	563	466	2,587	2,166
Trynex purchase accounting (1)	137	—	4,506	—
Other non-recurring charges (2)	39	29	1,438	999
Adjusted EBITDA	$19,775	$4,185	$44,569	$29,732

(1) - Reflects $137 in earnout compensation expense in the three months ended December 31, 2013 and $3,951 and $555 in earn out compensation and inventory that was written up for purchase accounting and sold in the twelve months ended December 31, 2013, respectively.

(2) - Reflects $39 and $29 of unrelated legal and consulting fees for the three months ended December 31, 2013 and 2012, respectively, and $791 and $999 for the twelve months ended December 31, 2013 and 2012, respectively; and a write down of asset held for sale of $647 for the twelve months ended December 31, 2013.

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

$ Millions, except share data

	Three month period ended December 31,		Twelve month period ended December 31,
	2013	2012	2013	2012
Net Income (loss) (GAAP)	$8.5	$(1.0)	$11.6	$6.0
Addback expenses, net of tax at 38.8% for 2013:
- Loss recognized on impairment of assets held for sale	—	—	0.4	—

Adjusted net income (loss) (non-GAAP)	$8.5	$(1.0)	$12.0	$6.0

Weighted average basic common shares outstanding	22,053,555	21,922,173	22,029,374	21,894,569
Weighted average common shares outstanding assuming dilution	22,080,750	21,922,173	22,067,174	21,964,311

Adjusted earnings (loss) per common share - basic	$0.38	$(0.05)	$0.55	$0.27
Adjusted earnings (loss) per common share - dilutive	$0.38	$(0.05)	$0.54	$0.26